CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-288528, No. 333-289987, and No. 333-219706 on Form S-8 of Mechanics Bancorp of our report dated March 16, 2026 relating to the financial statements and effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Sacramento, California
March 16, 2026